Exhibit 21.1

SUBSIDIARIES

Name	Jurisdiction of Organization
DC Industrial Liquidating Trust	Maryland
DC Liquidating Assets Holdco LLC	Delaware
Bluegrass DC LLC	Delaware
Lehigh Valley Crossing DC I Owner Holdco LLC	Delaware
Lehigh Valley Crossing DC I Owner LLC	Delaware
Lehigh Valley Crossing DC I LLC	Delaware
Lehigh Valley Crossing DC II Owner Holdco LLC	Delaware
Lehigh Valley Crossing DC II Owner LLC	Delaware
Lehigh Valley Crossing DC II LLC	Delaware
Lehigh Valley Crossing DC III LLC	Delaware
Cajon DC GP LLC	Delaware
Cajon DC LP	Delaware
Redlands DC GP LLC	Delaware
Redlands DC LP	Delaware
Miami DC III Land LLC	Delaware
Miami DC III LLC	Delaware
Miami DC IV LLC	Delaware
Tamarac Commerce Center II LLC	Delaware
Tamarac Commerce Center III LLC	Delaware